Exhibit 10.3

INDEPENDENT CONSULTANT AGREEMENT

THIS INDEPENDENT CONSULTANT AGREEMENT ("Agreement") is by and between Pacific Health Care Organization, Inc. ("Company"), a Utah corporation, on behalf of itself and each of its wholly owned subsidiaries, and Kristina Kubota, ("Consultant").

WITNESSETH:

WHEREAS, the Company is in the business of providing Workers’ Compensation managed care services (including, but not limited to, provider networks, nurse case management, utilization review, bill review, lien adjudication, and legal expertise), network administration, medical management, and other services in the Workers’ Compensation field to payers, administrators, and employers nationally ("Business"); and

WHEREAS, the Consultant has served as a key MEDEX employee for a number of years, most recently in the role of Chief Financial Officer, and has departed from their position but is willing and able to continue working with the company in some or all of their former capacities using their institutional knowledge, experience, and expertise;

WHEREAS, the Company desires to employ the services of the Consultant as Consultant of the Company and the Consultant desires to accept that position with the Company;

NOW, THEREFORE, in consideration of the promises, mutual covenants, and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Consultant agree as follows:

1.	REPRESENTATIONS AND WARRANTIES.

A.	Representations and Warranties of the Consultant

The Consultant hereby represents and warrants to the Company as follows:

(1)	The Consultant is knowledgeable and experienced for the engagement position.

(2)	The Consultant has full power and authority to enter into and to fully perform this Agreement.

(3)	This Agreement has been duly executed by the Consultant and constitutes binding and valid obligations of the Consultant as of the effective date of this Agreement in accordance with its terms.

B.	Representations of the Company.

The Company hereby represents and warrants to the Consultant as follows:

(1)	The Company is a corporation duly organized and validly existing under the laws of the State of Utah.

(2)	The Company has all requisite power and authority, corporate or otherwise, to enter into and to fully perform this Agreement.

(3)

This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company as of the effective date of this Agreement enforceable in accordance with its terms.

2.	ENGAGEMENT TERM.

The Company agrees to engage the Consultant, and the Consultant agrees to serve the Company, as provided in this Agreement. The Consultant's engagement under this Agreement shall commence on the effective date of this Agreement and shall continue until terminated at any time by either party with or without cause (“Term”).

3.	DUTIES OF THE CONSULTANT.

Consultant shall perform the duties of Financial Consultant and shall perform all duties and responsibilities normally associated with this position.

4.	COVENANTS OF THE CONSULTANT.

The Consultant agrees that he/she will obey all rules, regulations, and special instructions of the Company and all other rules, regulations, and special instructions applicable to Consultant in connection with his/her duties hereunder and will endeavor to improve Consultant’s expertise and knowledge, in an effort to increase the value of his/her services for the mutual benefit of the Company and the Consultant.

A.	Qualifications of the Consultant.

The Consultant shall seek in good faith to assist the Company to fully and timely comply with all applicable laws, rules, and regulations and to obtain all permits, certifications, licenses, and qualifications as required or helpful in the conduct of the Company's business in order to maximize its Business.

B.	Expertise.

The Consultant agrees that he/she will make available to the Company any and all information of which he/she has knowledge that is relevant to the Company’s Business and will make suggestions and recommendations which Consultant should reasonably believe will be of benefit to the Company.

C.	Opportunities.

The Consultant shall make all business opportunities of which Consultant becomes aware pertaining to the Business in which the Company engages available to the Company, and to no other person or entity or to other employees individually.

D.	Compliance.

The Consultant shall attempt in good faith to cause the Company to comply with all of its contractual obligations and commitments, as well as all applicable laws and regulations.

E.	IT Security, Computer Equipment, Data Confidentiality and Security.

In order to maintain the security, confidentiality, and efficient transmittal of Company information to the Consultant, the Company may issue Company-owned equipment to the Consultant. The Consultant agrees to keep and maintain Company-owned equipment to the highest standard of security, good repair, and responsibility, and to use Company-owned equipment only for services rendered for the Company. Consultant also agrees to read, understand, agree to, and comply with any and all IT, data, use, and/or security policies the Company may apply to Company data, systems, accounts, or equipment, and to immediately report any known lapses in compliance, security breaches, data loss or compromise, equipment loss or compromise, account issues, access issues, IT issues, or other conditions or facts known to the Consultant that may impact the Company’s IT security, data integrity, IT functionality, etc. The Consultant agrees to return Company- owned equipment at Company request within one (1) business day. Upon termination of this Agreement, Consultant shall return Company-owned equipment within one (1) business day.

5.	COMPENSATION AND BENEFITS.

A.	Compensation.

For and in consideration of the performance by the Consultant of the services, terms, conditions, covenants, and promises herein recited, the Company agrees and promises to pay to the Consultant at the times and in the manner herein stated, a fee of $120 per hour, payable monthly during the period of engagement.

a.

Invoicing the Responsibility of the Consultant. Consultant shall submit, by the 10th of each month, an accurate invoice for the previous month’s services. The invoice shall include the following details per line item: date, quantity of hours (billed to in increments of 6 minutes, or 0.10 hours), activity, and project assignment. Invoices shall be sent via email to those responsible for requesting, assigning, and approving the services of the Consultant.

b.	Payment. Payment shall be made within 15 days of receipt of the invoice in a manner and method mutually agreed upon by the parties in writing.
c.	Late Payment Penalty. Payments made 15 days or more after receipt shall incur a penalty of 15% of the total invoice amount.

B.	Business Expenses and Reimbursements.

In keeping with Independent Contractor classification under California law, Consultant is responsible for personal, insurance, business, transportation, commuting, housing, travel, and other expenses incurred in the course of fulfilling the duties of the role. Consultant should seek the approval of the Company in advance for business expenditures it must make on behalf of the Company related to the Consultancy. Business expenditures not approved in advance may not be reimbursed at the discretion of the Company.

C.	Independent Contractor Status.

Consultant is and throughout the term of this Agreement shall be an independent contractor and not an employee, partner, or agent of Company. Consultant shall not be entitled to, nor receive, any benefits normally provided to Company's employees. Company shall not be responsible for withholding income or other taxes from the payments made to Consultant. Consultant shall be solely responsible for filing all returns and paying any income, social security or other tax levied upon or determined with respect to the payments made to Consultant pursuant to this Agreement. Consultant is solely responsible for the means, manner, and method of Consultant's work, subject only to the general objectives contained herein.

6.	CONFIDENTIALITY OF INFORMATION AND DUTY OF NON-DISCLOSURE; SOLICITATION OF EMPLOYEES; INDEMNITY.

The Consultant acknowledges and agrees that during the course of engagement and for the Consultant to conduct his/her duties as set forth in this Agreement, Consultant shall have access to certain confidential information and trade secrets, both oral and written, pertaining to the Business of the Company (all such information is collectively referred to hereinafter as “Confidential Information”), consisting but not necessarily limited to the following:

Its trade secrets, technical information, methods, processes, formulae, compositions, systems, techniques, discoveries, ideas, concepts, know- how, designs, specifications, inventions, computer programs, and research projects;

Business information consisting of customer lists, pricing methodologies and data, provider networks, information technologies, work flows, sources of services, business plans, financial data, and marketing strategies, plans, or systems.

A.	Non-Use and Non-Disclosure of Confidential Information.

Consultant and his/her present and future partners, employees, agents, representatives, brokers, attorneys, owners, shareholders, principals, officers, directors, subsidiaries, divisions, affiliates, associates, heirs, executors, assigns and administrators, and all persons acting by, through, under or in concert with them, shall not directly or indirectly engage in business activities at any time during or after the term of the Consultant’s engagement hereunder, utilizing Confidential Information, that are considered competitive to those Business activities of the Company or its clients or to disclose to third parties the Confidential Information (i) without the express prior written permission of the Company,

(ii) as he/she may be required pursuant to any law or court order or similar process, or (iii) in connection with any valid claim by the Consultant against the Company directly or indirectly disclose or is not otherwise in the public domain.

B.	Unauthorized Possession, Use, or Knowledge; Recovery.

Upon discovery of any unauthorized possession, use, or knowledge of any of the Confidential Information, Consultant shall immediately notify the Company of the same, and shall cooperate with the Company to regain possession or prevent further unauthorized use of the Confidential Information. If such unauthorized possession or use of the Confidential Information is the result of the negligence of the Consultant or of any breach by the Consultant of the terms of this Agreement, the Consultant, at Consultant’s own expense, shall take all reasonable actions, including, if likely to be effective, court proceedings, to recover possession of, or (as the case may be) to prevent further unauthorized use or disclosure of the Confidential Information.

C.	Confidential Information Remains Exclusive Property of the Company.

All Confidential Information is and shall remain the property of the Company. By disclosing such information to the Consultant, the Company does not grant to the Consultant any express or implied right to the Confidential Information.

D.	No Obligation to Preserve Confidentiality of Information Otherwise Obtained or Released.

Consultant shall have no obligation to preserve the confidential or proprietary nature of any Confidential Information which:

(i)    was already known to the Consultant free of any obligation to keep it confidential at the time of its disclosure by the Company as evidenced by its written records prepared prior to such disclosure; or

(ii)    is or becomes, publicly known through no wrongful act of the Consultant to which the information was disclosed; or

(iii)    is rightfully received from a third person or company having no direct or indirect secrecy or confidential obligation with respect to such information; or

(iv)	is approved for release by written authorization of the Company.

E.	Non-Solicitation of Company employees.

Consultant also covenants and agrees that during the term of engagement with the Company and for twelve (12) months after the termination thereof, regardless of the reason for the engagement termination, will not, directly or indirectly, on his/her own behalf or on behalf of or in conjunction with any person or legal entity, recruit, solicit, or induce, nor attempt to recruit, solicit, or induce, any employee of the Company with whom Consultant had personal contact or supervised while performing his or her Job Duties, to terminate their engagement relationship with the Company.

F.	Indemnity.

Consultant shall defend, hold harmless and indemnify the Company for any liability, loss, claims, or damage of any kind, including reasonable attorney’s fees, incurred by Consultant as a result of any disclosure or use of any Confidential Information in violation of the provisions of this Agreement.

7.	CONFLICT OF INTEREST.

It is the Company’s policy that employees and others acting on the Company’s behalf must be free from conflicts of interest that could adversely influence their judgment, objectivity, or effectiveness in conducting the Company’s business activities and assignments. The Company recognizes that Consultants may take part in legitimate financial, business, charitable, and other activities outside their work for, with, or on behalf of the Company, but any potential conflict of interest raised by those activities must be disclosed promptly to management.

A.	Consultant acknowledges and agrees that during the course of engagement and for the Consultant to conduct his/her duties as set forth in this Agreement, Consultant shall:

(1)

Disclose in APPENDIX A, hereby incorporated by reference, any and all of Consultant’s past, existing, and reasonably ascertainable future conflicts of interest or potential conflicts of interest, including but not limited to relationships with outside entities or persons, professional or personal activities, financial interests, legal interests, liabilities, or other circumstances that may pose, or appear to pose, an actual or potential conflict of interest in fulfilling the duties and obligations of this Agreement (“Conflicts”).

(2)	Include disclosure of all information requested by the appendix and any and all other material information relating to such Conflicts.

(3)	Request acknowledgement and approval, in writing, from the Company of any Conflicts. The Company may refuse to approve any Conflict and may at any time revoke its approval of any Conflict.

(4)

Immediately inform the Company of any material changes to the circumstances of any of Consultant’s Conflicts, any new Conflicts, any previously undisclosed Conflicts, or the termination of any Conflict.

(5)	Avoid personal relationships with the Company employees whereby parties in the relationship may receive or give unfair advantage or preferential treatment because of the relationship.

(6)	Avoid actions or relationships that might conflict or appear to conflict with job responsibilities or the interests of the Company.

(7)	Obtain necessary approvals in writing from the Company before accepting any position as an officer or director of an outside business concern.

B.	Consultant further acknowledges and agrees that during the course of engagement and for the Consultant to conduct his/her duties as set forth in this Agreement, Consultant shall avoid the following:

(8)	Working with a business in a capacity outside the Company that is in competition with any business of the Company without disclosing the relationship and obtaining written permission from the Company.

(9)	Engaging an employment relationship where the employer is a direct or indirect competitor, distributor, supplier, or customer of the Company.

(10)	Having employment or a consulting relationship that affects your ability to satisfactorily perform your Company assignments.

(11)

Using nonpublic Company information for your personal gain or advantage, or for the gain or advantage of another, including the purchase or sale of securities in a business the Company is interested in acquiring, selling, or otherwise establishing or terminating business relations with.

(12)	Investing in an outside business opportunity in which the Company has an interest, except for having an insignificant stock interest in publicly-held companies.

8.	MISCELLANEOUS.

A.	Time of Essence.

Time shall be of the essence in all things pertaining to the performance of this

Agreement unless waived in writing by the undersigned parties.

B.	Waivers.

No provision of this Agreement may be waived except by a written instrument signed by the party waiving such provision. A waiver by either party of any of the terms and conditions of the Agreement in any instance shall not be deemed or construed to be a waiver of such term or condition to, the future, or of any subsequent breach thereof, or of any other term and condition of the Agreement.

C.	Entire Agreement.

This Agreement and the accompanying schedules constitute the entire Agreement between the parties respecting the services of the Consultant and compensation by the Company and there are no representations, warranties, agreements or commitments between the parties hereto except as set forth herein.

D.	Notices.

Any notice, request, demand or other communication permitted or required to be given hereunder shall be in writing and shall be deemed to be duly given when personally delivered to the Board of Directors of the Company or to the Consultant, as the case may be, or when deposited in the United States mails, by certified or registered mail, return receipt requested, postage prepaid, at the respective addresses of the Company and the Consultant as shown on the signature page hereto, or when delivered via electronic mail to a verified company email account accompanied by a receipt of delivery. Either party may change by notice the address to which notices are to be sent.

E.	Governing Law.

This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of California.

F.	Severance.

If any provision of this Agreement shall, for any reason, be held in violation of any applicable law or regulation, such provision shall be deemed to be unenforceable. The invalidity of such specific provision, however, shall not be held to invalidate any other provision herein, and the remainder of this Agreement shall remain in full force and effect.

G.	Successors and Assigns.

The Consultant may not, under any circumstances, delegate any of his/her rights or obligations hereunder without first obtaining the written consent of the Company. This Agreement and all of the Company's rights and obligations hereunder may be assigned or transferred by the Company, in whole or in part, to and shall be binding upon and inure to the benefit of any successor or the Company if the successor shall expressly assume by an instrument in writing all of the obligations of the Company hereunder. As used herein, the term "successor" shall mean any person, firm, corporation or other business entity which at any time by merger, consolidation or otherwise shall have acquired all or substantially all of the stock of the Company. Any such successor shall be deemed to be substituted for all purposes as the "Company" hereunder.

H.	Jurisdiction.

The parties consent, stipulate and agree without power of revocation to the non-exclusive jurisdiction of any competent Federal or State court sitting in California in connection with any suit, action, or proceeding arising out of this Agreement and that service of process upon the other party by means of any method reasonably calculated to notify such other party of any such suit, action or proceeding shall be valid and effective service of process and further waive any right to object to the laying of venue in any such court of any such suit, action or proceeding or that any such suit, action, or proceeding brought in any such court has been brought in any inconvenient forum.

I.	Expenses of Enforcement.

If any action, suit or proceeding is brought by any party hereto against any other party hereto with respect to a matter or matters covered by this Agreement, all costs and expenses of the prevailing party incident to such action, suit or proceeding, including reasonable attorney's fees, shall be paid by the non-prevailing party.

J.	Counterparts.

This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute but one and the same instrument.

K.	Effective Date.

The effective date of this Agreement shall be as of the date set forth at the end of this Agreement.

L.	Modifications and Amendments.

This Agreement may not be modified, changed or supplemented, nor may any obligations hereunder be waived or extensions of time for performance granted, except by written instrument signed by the party to be charged or by its agent duly authorized in writing or as otherwise expressly permitted herein.

M.	Legal Counsel.

Consultant has had the opportunity to have his or her own legal counsel review and advise him or her regarding the legal effect of this Agreement.

N.	Arbitration.

In the event that a dispute arises relating to or concerning this Agreement or t he transactions contemplating herein, the parties agree to submit said dispute to binding arbitration to JAMS or a similar arbitration organization in Orange County, California. The prevailing party to said arbitration shall be entitled to recover costs and attorney's fees.

IN WITNESS WHEREOF, this Agreement is signed by the Consultant and the Company as of this fifth day of March, 2024, and shall become enforceable as of the effective date of this Agreement.

COMPANY

By: /s/ Lauren Kubota	Date: 03/05/24

Name: Lauren Kubota	Title: Vice President

Company Address:	Verified Email Address:
Pacific Healthcare Organization, Inc.	lkubota@medexhco.com
2618 San Miguel Dr., #477
Newport Beach, CA 92660

CONSULTANT

By: /s/ Kat Kubota	Date: 03/05/24

Name: Kat Kubota	Title: Consultant

Consultant Address:	Verified Email Address:

3/5/2024

APPENDIX A

DISCLOSURE OF CONFLICTS

List to the fullest extent of your knowledge any and all past, existing, and reasonably ascertainable future conflicts of interest or potential conflicts of interest, including but not limited to relationships with outside entities or persons, professional or personal activities, financial interests, legal interests, liabilities, or other circumstances that may pose, or appear to pose, an actual or potential conflict of interest in fulfilling the duties and obligations of this Agreement (“Conflicts”).

If you are currently conducting or have ever conducted IMRs for any entity, please include that information in this disclosure.

If no Conflicts exist to the extent of your knowledge, please check the box below.

X I certify that I do not have any past, existing, or reasonably ascertainable future Conflicts.

Dates	Entity or Person	Relationship	Activity	Rate of Pay	Volume	Other Information

3/5/2024